Exhibit 4.1

CERTIFICATE OF DESIGNATION OF TERMS OF
8.75% NON-CUMULATIVE MANDATORY CONVERTIBLE
PREFERRED STOCK, SERIES 2008-1

CUSIP: 313586745

1.	Designation, Par Value and Number of Shares.

The designation of the series of preferred stock of the Federal National Mortgage Association (“Fannie Mae”) created by this resolution shall be “8.75% Non-Cumulative Mandatory Convertible Preferred Stock, Series 2008-1” (the “Series 2008-1 Preferred Stock”), and the number of shares initially constituting the Series 2008-1 Preferred Stock is 45,000,000*, which number may be increased by the Board of Directors of Fannie Mae, or a duly authorized committee thereof, in accordance with Section 9 below. Shares of Series 2008-1 Preferred Stock will have no par value and will have a stated value and liquidation preference of $50 per share. Any outstanding shares of the Series 2008-1 Preferred stock that remain outstanding after May 13, 2011 will automatically convert into shares of common stock of Fannie Mae pursuant to the terms set forth herein. The Board of Directors of Fannie Mae, or a duly authorized committee thereof, in its sole discretion, may reduce the number of shares of Series 2008-1 Preferred Stock, provided such reduction is not below the number of shares of Series 2008-1 Preferred Stock then outstanding.

2.	Dividends.

(a) Holders of record of Series 2008-1 Preferred Stock (each individually a “Holder,” or collectively the “Holders”) will be entitled to receive, ratably, when, as and if declared by the Board of Directors, in its sole discretion out of funds legally available therefor, non-cumulative cash dividends at a rate of 8.75% per annum per share of Series 2008-1 Preferred Stock. Dividends on the Series 2008-1 Preferred Stock shall accrue from and including the Issue Date (as defined in Section 4A) and will be payable when, as and if declared by the Board of Directors (or a designated committee of the Board) quarterly on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 2008 through March 31, 2011, and on May 13, 2011 (each, a “Dividend Payment Date”). If a Dividend Payment Date is not a Business Day, the related dividend (if declared) will be paid on the next succeeding Business Day with the same force and effect as though paid on the Dividend Payment Date, without any increase to account for the period from such Dividend Payment Date through the date of actual payment. A “Business Day” shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in New York, New York are authorized by law to close. Dividends will be paid to Holders on the record date fixed by the Board of Directors or a duly authorized committee thereof, which may not be earlier than 45 days or later than 10 days prior to the applicable Dividend Payment Date.

If declared, the initial dividend, which will be for the period from and including the Issue Date to but excluding September 30, 2008, will be $1.6528 per share and will be payable on September 30, 2008. Thereafter, if declared, quarterly dividends will be $1.09375 per share. The “Dividend Period” relating to a Dividend Payment Date will be the period from and including the preceding Dividend Payment Date (or in the case of the initial dividend, May 14, 2008) to but excluding such Dividend Payment Date. Dividends payable on the Series 2008-1 Preferred Stock for any period greater or less than a full Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months, with the dividend for such partial Dividend Period computed by dividing the per annum dividend rate by 360, and multiplying that amount by the number of days in such partial Dividend Period (using the 30 day month, 360 day year convention) and stated value of $50 per share, the product of which shall be rounded to the fourth digit after the decimal point. (If the fifth digit to the right of the decimal point is five or greater, the fourth digit will be rounded by one). Unless converted prior to the Mandatory Conversion Date (defined below), if declared, the final dividend prior to mandatory conversion, which will be for the period from and including March 31, 2011 to but excluding May 13, 2011, will be $0.5104 per share and will be payable on May 13, 2011. Dividends payable on the Series 2008-1 Preferred Stock for each full Dividend Period will be computed by dividing

*  Plus up to 6,750,000 additional shares pursuant to the Underwriters’ option to purchase additional shares.

the per annum dividend rate by four, and multiplying the result by the stated value of $50 per share, the product of which shall be rounded to the fifth digit after the decimal point (if the sixth digit to the right of the decimal point is five or greater, the fifth digit will be rounded up by one).

(b) No dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the Common Stock (as defined in Section 4A) of Fannie Mae or any other stock of Fannie Mae ranking, as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae, junior to the Series 2008-1 Preferred Stock) may be declared or paid or set apart for payment on Fannie Mae’s Common Stock (or on any other stock of Fannie Mae ranking, as to the payment of dividends, junior to the Series 2008-1 Preferred Stock) unless dividends have been declared and paid or set apart (or ordered to be set apart) on the Series 2008-1 Preferred Stock for the then-current quarterly Dividend Period; provided, however, that the foregoing dividend preference shall not be cumulative and shall not in any way create any claim or right in favor of the Holders of Series 2008-1 Preferred Stock in the event that dividends have not been declared or paid or set apart (or ordered to be set apart) on the Series 2008-1 Preferred Stock in respect of any prior Dividend Period. If the full dividend on the Series 2008-1 Preferred Stock is not paid for any quarterly Dividend Period, the Holders of Series 2008-1 Preferred Stock will have no claim in respect of the unpaid amount so long as no dividend (other than those referred to above) is paid on Fannie Mae’s Common Stock (or any other stock of Fannie Mae ranking, as to the payment of dividends, junior to the Series 2008-1 Preferred Stock) for such Dividend Period.

(c) The Board of Directors of Fannie Mae, or a duly authorized committee thereof, may, in its discretion, choose to pay dividends on the Series 2008-1 Preferred Stock without the payment of any dividends on Fannie Mae’s Common Stock (or any other stock of Fannie Mae ranking, as to the payment of dividends, junior to the Series 2008-1 Preferred Stock).

(d) No full dividends shall be declared or paid or set apart for payment on any stock of Fannie Mae ranking, as to the payment of dividends, on a parity with the Series 2008-1 Preferred Stock for any period unless full dividends have been declared and paid or set apart for payment on the Series 2008-1 Preferred Stock for the then-current quarterly Dividend Period. When dividends are not paid in full upon the Series 2008-1 Preferred Stock and all other classes or series of stock of Fannie Mae, if any, ranking, as to the payment of dividends, on a parity with the Series 2008-1 Preferred Stock, all dividends declared upon shares of Series 2008-1 Preferred Stock and all such other stock of Fannie Mae will be declared pro rata so that the amount of dividends declared per share of Series 2008-1 Preferred Stock and all such other stock will in all cases bear to each other the same ratio that accrued dividends per share of Series 2008-1 Preferred Stock (but without, in the case of any non-cumulative preferred stock, accumulation of unpaid dividends for prior Dividend Periods) and such other stock bear to each other.

(e) No dividends may be declared or paid or set apart for payment on any shares of Series 2008-1 Preferred Stock if at the same time any arrears exist or default exists in the payment of dividends on any outstanding class or series of stock of Fannie Mae ranking, as to the payment of dividends, prior to the Series 2008-1 Preferred Stock.

(f) Holders of Series 2008-1 Preferred Stock will not be entitled to any dividends, whether payable in cash or property, other than as herein provided and will not be entitled to interest, or any sum in lieu of interest, in respect of any dividend payment.

3.	Liquidation Rights.

(a) Upon any voluntary or involuntary dissolution, liquidation or winding up of Fannie Mae, after payment or provision for the liabilities of Fannie Mae and the expenses of such dissolution, liquidation or winding up, the Holders of outstanding shares of the Series 2008-1 Preferred Stock will be entitled to receive out of the assets of Fannie Mae or proceeds thereof available for distribution to stockholders, before any payment or distribution of assets is made to holders of Fannie Mae’s Common Stock (or any other stock of Fannie Mae ranking, as to the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae, junior to the Series 2008-1 Preferred Stock), the amount of $50 per share plus an amount equal to the dividend (whether or not declared) for the then-current quarterly Dividend Period accrued to but excluding the date of such liquidation payment, but without accumulation of unpaid dividends on the Series 2008-1 Preferred Stock for prior Dividend Periods.

(b) If the assets of Fannie Mae available for distribution in such event are insufficient to pay in full the aggregate amount payable to Holders of Series 2008-1 Preferred Stock and holders of all other classes or series of stock of Fannie Mae, if any, ranking, as to the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae, on a parity with the Series 2008-1 Preferred Stock, the assets will be distributed to the Holders of Series 2008-1 Preferred Stock and holders of all such other stock pro rata, based on the full respective preferential amounts to which they are entitled (but without, in the case of any non-cumulative preferred stock, accumulation of unpaid dividends for prior Dividend Periods).

(c) Notwithstanding the foregoing, Holders of Series 2008-1 Preferred Stock will not be entitled to be paid any amount in respect of a dissolution, liquidation or winding up of Fannie Mae until holders of any classes or series of stock of Fannie Mae ranking, as to the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae, prior to the Series 2008-1 Preferred Stock have been paid all amounts to which such classes or series are entitled.

(d) Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of Fannie Mae, nor the merger, consolidation or combination of Fannie Mae into or with any other entity or the merger, consolidation or combination of any other entity into or with Fannie Mae, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 3.

(e) After payment of the full amount of the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae to which they are entitled pursuant to subsections (a), (b) and (c) of this Section 3, the Holders of Series 2008-1 Preferred Stock will not be entitled to any further participation in any distribution of assets by Fannie Mae.

4.	Conversion Rights.

4A	Definitions.

“Applicable Market Value” means the average of the Closing Prices per share of Common Stock over the 20 consecutive Trading Day period ending on the third Trading Day immediately preceding the Mandatory Conversion Date.

A “Cash Acquisition” will be deemed to have occurred at such time after the Issue Date that there is the consummation of any acquisition (whether by means of a liquidation, share exchange, tender offer, consolidation, recapitalization, reclassification, merger of Fannie Mae or any sale, lease or other transfer of Fannie Mae’s and its subsidiaries’ consolidated assets) or a series of related transactions or events pursuant to which 90% or more of the Common Stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property, and more than 10% of the cash, securities or other property consists of cash, securities or other property that is not, or upon issuance shall not be, traded on the New York Stock Exchange or quoted on the Nasdaq Global Select Market or the Nasdaq Global Market (or their respective successors).

“Cash Acquisition Conversion” shall have the meaning set forth in Section 4D(a).

“Cash Acquisition Conversion Date” means the effective date of any Cash Acquisition Conversion of Series 2008-1 Preferred Stock pursuant to Section 4D.

“Cash Acquisition Conversion Period” shall have the meaning set forth in Section 4D(a).

“Cash Acquisition Conversion Rate” means the conversion rate set forth in the table below for the applicable Effective Date and the applicable Stock Price applicable to Cash Acquisition Conversions during the Cash Acquisition Conversion Period:

Effective Date	$10.00	$20.00	$25.00	$27.50	$32.45	$45.00	$55.00	$65.00	$75.00	$95.00	$115.00	$135.00	$155.00

May 14, 2008	2.3847	1.9192	1.8187	1.8182	1.7332	1.6669	1.6423	1.6277	1.6180	1.6052	1.5965	1.5900	1.5847
May 13, 2009	2.2244	1.8565	1.8182	1.8182	1.6886	1.6329	1.6147	1.6046	1.5979	1.5888	1.5821	1.5769	1.5727
May 13, 2010	2.0470	1.8182	1.8182	1.8182	1.6462	1.5956	1.5837	1.5780	1.5741	1.5681	1.5637	1.5604	1.5580
May 13, 2011	1.8182	1.8182	1.8182	1.8182	1.5408	1.5408	1.5408	1.5408	1.5408	1.5408	1.5408	1.5408	1.5408

If the Stock Price falls between two Stock Prices set forth in the table above, or if the Effective Date falls between two Effective Dates set forth in the table above, the Cash Acquisition Conversion Rate shall be determined by straight-line interpolation between the Cash Acquisition Conversion Rates set forth for the higher and lower Stock Prices and Effective Dates, as applicable, based on a 365-day year.

If the Stock Price is in excess of $155.00 per share (subject to adjustment), then the Cash Acquisition Conversion Rate shall be the Minimum Conversion Rate. If the Stock Price is less than $10.00 per share (subject to adjustment) (the “Minimum Stock Price”), then the Cash Acquisition Conversion Rate shall be determined as if the Stock Price equaled the Minimum Stock Price, using the straight-line interpolation, as described above, if the Effective Date falls between two Effective Dates set forth in the table above.

The Stock Prices in the column headings in the table above are subject to adjustment in accordance with the provisions of Section 7(c)(iii). The conversion rates set forth in the table above are each subject to adjustment in the same manner as each Fixed Conversion Rate as set forth in Section 7.

“Cash Acquisition Notice” shall have the meaning set forth in Section 4D(b).

“Closing Price” of the Common Stock or any securities distributed in a Spin-Off, as the case may be, means, as of any date of determination:

(a) the closing price on that date or, if no closing price is reported, the last reported sale price, of shares of the Common Stock or such other securities on the New York Stock Exchange on that date; or

(b) if the Common Stock or such other securities are not traded on the New York Stock Exchange, the closing price on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock or such other securities are so traded or, if no closing price is reported, the last reported sale price of shares of the Common Stock or such other securities on the principal U.S. national or regional securities exchange on which the Common Stock or such other securities are so traded on that date; or

(c) if the Common Stock or such other securities are not traded on a U.S. national or regional securities exchange, the last quoted bid price on that date for the Common Stock or such other securities in the over-the-counter market as reported by Pink Sheets LLC or a similar organization; or

(d) if the Common Stock or such other securities are not so quoted by Pink Sheets LLC or a similar organization, the market price of the Common Stock or such other securities on that date as determined by a nationally recognized independent investment banking firm retained by Fannie Mae for this purpose.

For the purposes of this Certificate of Designation, all references herein to the closing price and the last reported sale price of the Common Stock on the New York Stock Exchange shall be such closing price and last reported sale price as reflected on the website of the New York Stock Exchange (www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing price and the last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing price and the last reported sale price on the website of the New York Stock Exchange shall govern.

“Common Stock” as used in this Certificate of Designation means Fannie Mae’s common stock, no par value per share, as the same exists at the date of filing of this Certificate of Designation relating to the Series 2008-1 Preferred Stock, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from no par value to par value, or from par value to no par value.

“Conversion Agent” means Computershare Trust Company, N.A.

“Conversion Date” means, as applicable, the Mandatory Conversion Date, the Cash Acquisition Conversion Date or the Early Conversion Date.

“Current Market Price” per share of Common Stock on any date means for the purposes of determining an adjustment to the Fixed Conversion Rate:

(a) for purposes of adjustments pursuant to Section 7(a)(ii), Section 7(a)(iv)(A) in the event of an adjustment not relating to a Spin-Off, and Section 7(a)(v), the average of the Closing Prices over the five consecutive Trading

Day period ending on the Trading Day preceding the Ex-Date with respect to the issuance or distribution requiring such computation;

(b) for purposes of adjustments pursuant to Section 7(a)(iv)(B) in the event of an adjustment relating to a Spin-Off, the average of the Closing Prices over the first ten consecutive Trading Days commencing on and including the fifth Trading Day following the Ex-Date for such distribution; and

(c) for purposes of adjustments pursuant to Section 7(a)(vi), the average of the Closing Prices over the five consecutive Trading Day period ending on the seventh Trading Day after the Expiration Date of the tender offer or exchange offer.

“Dividend Threshold Amount” shall have the meaning set forth in Section 7(a)(v).

“Early Conversion” shall have the meaning set forth in Section 4C.

“Early Conversion Date” means the effective date of the Early Conversion.

“Effective Date” shall have the meaning set forth in Section 4D(a).

“Exchange Property” shall have the meaning set forth in Section 7(e).

“Ex-Date” when used with respect to any issuance or distribution, means the first date on which shares of the Common Stock trade without the right to receive such issuance or distribution.

“Expiration Date” shall have the meaning set forth in Section 7(a)(vi).

“Expiration Time” shall have the meaning set forth in Section 7(a)(vi).

“Fair Market Value” means the fair market value as determined in good faith by the Board of Directors, whose determination shall be conclusive and set forth in a resolution of the Board of Directors.

“Fixed Conversion Rates” means the Maximum Conversion Rate and the Minimum Conversion Rate.

“Issue Date” shall mean May 14, 2008, the original date of issuance of the Series 2008-1 Preferred Stock.

“Mandatory Conversion Date” means May 13, 2011.

“Mandatory Conversion Rate” shall have the meaning set forth in Section 4B(b).

“Maximum Conversion Rate” shall have the meaning set forth in Section 4B(b)(iii).

“Minimum Conversion Rate” shall have the meaning set forth in Section 4B(b)(i).

“Officer’s Certificate” means a certificate of Fannie Mae, signed by the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Treasurer, or the Secretary of Fannie Mae.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Reference Price” shall have the meaning set forth in Section 4B(b)(ii).

“Spin-Off” means a dividend or other distribution of shares to all or substantially all holders of Common Stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of Fannie Mae.

“Stock Price” means the price paid per share of Common Stock in a Cash Acquisition. If the consideration paid consists only of cash, the Stock Price shall equal the amount of cash paid per share. In all other circumstances, the Stock Price shall be the average of the Closing Prices per share of the Common Stock over the 10 consecutive Trading Day period ending on the Trading Day preceding the Effective Date.

“Threshold Appreciation Price” shall have the meaning set forth in Section 4B(b)(i).

“Trading Day” means a day on which the Common Stock:

(a) is not suspended from trading on any U.S. national or regional securities exchange or association or over-the-counter market at the close of business; and

(b) has traded at least once on the U.S. national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

4B Mandatory Conversion on the Mandatory Conversion Date.

(a) Each share of Series 2008-1 Preferred Stock shall automatically convert (unless previously converted at the option of the Holder in accordance with Section 4C or pursuant to an exercise of a Cash Acquisition Conversion right pursuant to Section 4D) on the Mandatory Conversion Date, into a number of shares of Common Stock equal to the Mandatory Conversion Rate.

(b) The “Mandatory Conversion Rate” shall be as follows:

(i) if the Applicable Market Value of the Common Stock is greater than $32.45 (the “Threshold Appreciation Price”), then the Mandatory Conversion Rate shall be equal to 1.5408 shares of Common Stock per share of Series 2008-1 Preferred Stock (the “Minimum Conversion Rate”);

(ii) if the Applicable Market Value of the Common Stock is less than or equal to the Threshold Appreciation Price but greater than or equal to $27.50 (the “Reference Price”), then the Mandatory Conversion Rate shall be equal to $50 divided by the Applicable Market Value of the Common Stock; or

(iii) if the Applicable Market Value of the Common Stock is less than the Reference Price, then the Mandatory Conversion Rate shall be equal to 1.8182 shares of Common Stock per share of Series 2008-1 Preferred Stock (the “Maximum Conversion Rate”).

(c) The Fixed Conversion Rates, the Threshold Appreciation Price, the Reference Price and the Applicable Market Value are each subject to adjustment in accordance with the provisions of Section 7.

4C Early Conversion at the Option of the Holder.

Other than during a Cash Acquisition Conversion Period, the Holders of Series 2008-1 Preferred Stock shall have the right to convert their shares of Series 2008-1 Preferred Stock, in whole or in part, at any time prior to the Mandatory Conversion Date (“Early Conversion”), into shares of Common Stock at the Minimum Conversion Rate.

If holders of Series 2008-1 Preferred Stock elect to convert their shares of Series 2008-1 Preferred Stock prior to the record date for any declared dividend for the Dividend Period in which such holders elect to convert, such holders will not receive any declared dividends for that Dividend Period. If holders of Series 2008-1 Preferred Stock elect to convert their shares of Series 2008-1 Preferred Stock after the record date for any declared dividend and prior to the Dividend Payment Date, such holders will receive that dividend on the relevant Dividend Payment Date if they were the holders of record on the record date for that dividend.

4D Cash Acquisition Conversion.

(a) If a Cash Acquisition occurs prior to the Mandatory Conversion Date, the Holders of the Series 2008-1 Preferred Stock shall have the right to convert their shares of Series 2008-1 Preferred Stock, in whole or in part (such right of the Holders to convert their shares pursuant to this Section 4D(a) being the “Cash Acquisition Conversion”) during a period (the “Cash Acquisition Conversion Period”) that begins on the effective date of such Cash Acquisition (the “Effective Date”) and ends at 5:00 p.m., New York City time, on the date that is 15 calendar days after the Effective Date (or, if earlier, the Mandatory Conversion Date) into shares of Common Stock at the Cash Acquisition Conversion Rate (as adjusted pursuant to Section 7).

(b) On or before the twentieth calendar day prior to the anticipated Effective Date of the Cash Acquisition, a written notice (the “Cash Acquisition Notice”) shall be sent by or on behalf of Fannie Mae, by first-class mail, postage prepaid, to the Holders of record as they appear on the stock register of Fannie Mae. Such notice shall state:

(i)	the anticipated effective date of the Cash Acquisition;

(ii)	that Holders shall have to right to effect a Cash Acquisition Conversion in connection with such Cash Acquisition during the Cash Acquisition Conversion Period;

(iii)	the Cash Acquisition Conversion Period; and

(iv)	the instructions a Holder must follow to effect a Cash Acquisition Conversion in connection with such Cash Acquisition.

4E Conversion Procedures.

(a) Upon a Mandatory Conversion pursuant to Section 4B on the Mandatory Conversion Date, any outstanding shares of Series 2008-1 Preferred Stock will automatically convert into shares of Common Stock on the Mandatory Conversion Date. The person or persons entitled to receive the shares of Common Stock issuable upon mandatory conversion of the Series 2008-1 Preferred Stock will be treated as the record holder(s) of such shares of Common Stock as of 5:00 p.m., New York City time, on the Mandatory Conversion Date. Except as provided under Section 7(c)(ii), prior to 5:00 p.m., New York City time, on the Mandatory Conversion Date, the shares of Common Stock issuable upon conversion of the Series 2008-1 Preferred Stock will not be deemed to be outstanding for any purpose and Holders shall have no rights with respect to such shares of Common Stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding the Series 2008-1 Preferred Stock.

(b) To effect an Early Conversion pursuant to Section 4C, a person who:

(i) holds a beneficial interest in a global share of Series 2008-1 Preferred Stock must deliver to The Depository Trust Company (“DTC”) the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay all taxes or duties, if any; or

(ii) holds shares of Series 2008-1 Preferred Stock in certificated form must:

(A) complete and manually sign the conversion notice on the back of the Series 2008-1 Preferred Stock certificate or a facsimile of the conversion notice;

(B) deliver the completed conversion notice and the certificated shares of Series 2008-1 Preferred Stock to be converted to the Conversion Agent;

(C) if required, furnish appropriate endorsements and transfer documents; and

(D) if required, pay all transfer or similar taxes, if any.

The Early Conversion Date will be the date on which a Holder has satisfied all of the foregoing requirements, to the extent applicable. Holders will not be required to pay any taxes or duties relating to the issuance or delivery of Common Stock if Holders exercise their conversion rights, but they will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of Common Stock in a name other than the name of such Holder. Certificates representing Common Stock will be issued and delivered only after all applicable taxes and duties, if any, payable by Holders have been paid in full.

The person or persons entitled to receive the Common Stock issuable upon Early Conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of 5:00 p.m., New York City time, on the applicable Early Conversion Date. No allowance or adjustment, except as set forth in Section 7, shall be made in respect of dividends payable to holders of Common Stock of record as of any date prior to such applicable Conversion Date. Prior to 5:00 p.m., New York City time on the applicable Early Conversion Date, shares of Common Stock issuable upon conversion of any shares of Series 2008-1 Preferred Stock shall not be deemed outstanding for any purpose, and Holders of shares of Series 2008-1 Preferred Stock shall have no rights with respect to the Common Stock (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding shares of Series 2008-1 Preferred Stock.

In the event that an Early Conversion is effected with respect to shares of Series 2008-1 Preferred Stock representing less than all the shares of Series 2008-1 Preferred Stock held by a Holder, upon such Early Conversion Fannie Mae shall execute and the transfer agent shall countersign and deliver to the Holder thereof, at the expense of Fannie Mae, a certificate evidencing the shares of Series 2008-1 Preferred Stock as to which Early Conversion was not effected.

(c) To effect a Cash Acquisition Conversion pursuant to Section 4D, a Holder shall deliver to the Conversion Agent, no earlier than the Effective Date of the Cash Acquisition, and no later than 5:00 p.m., New York City time, on the date that is 15 calendar days after the Effective Date (as specified in the Cash Acquisition Notice), the certificate(s) (if such shares are held in certificated form) evidencing the shares of Series 2008-1 Preferred Stock with respect to which the Cash Acquisition Conversion right is being exercised, duly assigned or endorsed for transfer to Fannie Mae, or accompanied by duly executed stock powers relating thereto, or in blank, with a written notice to Fannie Mae stating the Holder’s intention to convert early in connection with the Cash Acquisition containing the information set forth in Section 4E(b) and providing Fannie Mae with payment instructions. For the avoidance of doubt, Holders of Series 2008-1 Preferred Stock who do not submit their conversion notice during the Cash Acquisition Conversion Period shall not be entitled to convert their shares of Series 2008-1 Preferred Stock at the Cash Acquisition Conversion Rate.

The person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of 5:00 p.m., New York City time, on the applicable Cash Acquisition Conversion Date. No allowance or adjustment, except as set forth in Section 7, shall be made in respect of dividends payable to holders of Common Stock of record as of any date prior to such applicable Conversion Date. Prior to such applicable Cash Acquisition Conversion Date, shares of Common Stock issuable upon conversion of any shares of Series 2008-1 Preferred Stock shall not be deemed outstanding for any purpose, and Holders of shares of Series 2008-1 Preferred Stock shall have no rights with respect to the Common Stock (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding shares of Series 2008-1 Preferred Stock.

In the event that a Cash Acquisition Conversion is effected with respect to shares of Series 2008-1 Preferred Stock representing less than all the shares of Series 2008-1 Preferred Stock held by a Holder, upon such Cash Acquisition Conversion Fannie Mae shall execute and the transfer agent shall countersign and deliver to the Holder thereof, at the expense of Fannie Mae, a certificate evidencing the shares of Series 2008-1 Preferred Stock as to which Cash Acquisition Conversion was not effected.

(d) Shares of Series 2008-1 Preferred Stock shall cease to be outstanding on the applicable Conversion Date, subject to the right of Holders of such shares to receive shares of Common Stock issuable upon conversion of such shares of Series 2008-1 Preferred Stock and other amounts and shares of Common Stock, if any, to which they are entitled pursuant to Section 4B, Section 4C or Section 4D, as applicable.

(e) In the event that a Holder of shares of Series 2008-1 Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such Series 2008-1 Preferred Stock should be registered or the address to which the certificate or certificates representing such shares of Common Stock should be sent, Fannie Mae shall be entitled to register such shares, and make such payment, in the name of the Holder of such Series 2008-1 Preferred Stock as shown on the records of Fannie Mae and to send the certificate or certificates representing such shares of Common Stock to the address of such Holder shown on the records of Fannie Mae.

5.	Reservation of Common Stock.

(a) Fannie Mae shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares held in the treasury of Fannie Mae, solely for issuance upon the conversion of shares of Series 2008-1 Preferred Stock as herein provided, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series 2008-1

Preferred Stock then outstanding. For purposes of this Section 5(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series 2008-1 Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Notwithstanding the foregoing, Fannie Mae shall be entitled to deliver upon conversion of shares of Series 2008-1 Preferred Stock, as herein provided, shares of Common Stock reacquired and held in the treasury of Fannie Mae (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) All shares of Common Stock delivered upon conversion of the Series 2008-1 Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d) Prior to the delivery of any securities that Fannie Mae shall be obligated to deliver upon conversion of the Series 2008-1 Preferred Stock, Fannie Mae shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e) Fannie Mae hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other U.S. national securities exchange or automated quotation system, Fannie Mae shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Series 2008-1 Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit Fannie Mae to defer the listing of such Common Stock until the first conversion of Series 2008-1 Preferred Stock into Common Stock in accordance with the provisions hereof, Fannie Mae covenants to list such Common Stock issuable upon conversion of the Series 2008-1 Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

6.	Fractional Shares.

(a) No fractional shares of Common Stock shall be issued as a result of any conversion of shares of Series 2008-1 Preferred Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any Mandatory Conversion pursuant to Section 4B or a conversion at the option of the Holder pursuant to Section 4C or Section 4D, Fannie Mae shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of:

(i) in the case of a conversion pursuant to Section 4B or a Cash Acquisition Conversion pursuant to Section 4D, the average of the Closing Prices over the five consecutive Trading Day period preceding the Trading Day immediately preceding the Mandatory Conversion Date or Cash Acquisition Conversion Date, as applicable; or

(ii) in the case of an Early Conversion pursuant to Section 4C, the Closing Price of the Common Stock on the second Trading Day immediately preceding the Early Conversion Date.

(c) If more than one share of the Series 2008-1 Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series 2008-1 Preferred Stock so surrendered.

7.	Anti-dilution Adjustments to the Fixed Conversion Rates.

(a) Each Fixed Conversion Rate shall be subject to the following adjustments:

(i) Stock Dividends and Distributions.  If Fannie Mae issues Common Stock to all or substantially all of the holders of Common Stock as a dividend or other distribution, each Fixed Conversion Rate in effect at

5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Stock entitled to receive such dividend or other distribution will be divided by a fraction:

(A) the numerator of which is the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination, and

(B) the denominator of which is the sum of the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the total number of shares of Common Stock constituting such dividend or other distribution.

Any adjustment made pursuant to this clause (i) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this clause (i) is declared but not so paid or made, each Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared. For the purposes of this clause (i), the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination shall not include shares held in treasury by Fannie Mae. Fannie Mae shall not pay any dividend or make any distribution on shares of Common Stock held in treasury by Fannie Mae.

(ii) Issuance of Stock Purchase Rights. If Fannie Mae issues to all or substantially all holders of Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans), entitling such holders, for a period of up to 45 calendar days from the date of issuance of such rights or warrants, to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Stock entitled to receive such rights or warrants will be increased by multiplying such Fixed Conversion Rate by a fraction:

(A) the numerator of which is the sum of the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of shares of Common Stock issuable pursuant to such rights or warrants, and

(B) the denominator of which is the sum of the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of shares of Common Stock equal to the quotient of the aggregate offering price payable to exercise such rights or warrants divided by the Current Market Price.

Any adjustment made pursuant to this clause (ii) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such rights or warrants described in this clause (ii) are not so issued, each Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to such Fixed Conversion Rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, each Fixed Conversion Rate shall be readjusted to such Fixed Conversion Rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors). For the purposes of this clause (ii), the number of shares of Common Stock at the time outstanding shall not include shares held in treasury by Fannie Mae. Fannie Mae shall not issue any such rights or warrants in respect of shares of Common Stock held in treasury by Fannie Mae.

(iii) Subdivisions and Combinations of the Common Stock. If outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock or combined into a lesser number of shares of

Common Stock, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the effective date of such subdivision or combination shall be multiplied by a fraction:

(A) the numerator of which is the number of shares of Common Stock that would be outstanding immediately after such subdivision or combination, and

(B) the denominator of which is the number of shares of Common Stock outstanding immediately prior to such subdivision or combination.

Any adjustment made pursuant to this clause (iii) shall become effective immediately after 5:00 p.m., New York City time, on the effective date of such subdivision or combination.

(iv) Debt or Asset Distribution. (A) If Fannie Mae distributes to all or substantially all holders of Common Stock evidences of its indebtedness, shares of capital stock, securities, cash or other assets (excluding (1) any dividend or distribution covered by Section 7(a)(i), (2) any rights or warrants covered by Section 7(a)(ii), (3) any dividend or distribution covered by, or expressed to be excluded under, Section 7(a)(v) and (4) any Spin-Off to which the provisions set forth in Section 7(a)(iv)(B) apply), each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of Common Stock entitled to receive such distribution will be multiplied by a fraction:

1.	the numerator of which is the Current Market Price, and

2.	the denominator of which is the Current Market Price minus the Fair Market Value on such date fixed for determination of the portion of the evidences of indebtedness, shares of capital stock, securities, cash or other assets so distributed applicable to one share of Common Stock.

(B) In the case of a Spin-Off, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of Common Stock entitled to receive such distribution will be multiplied by a fraction:

1.	the numerator of which is the sum of the Current Market Price and the Fair Market Value of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of Common Stock as of the fifteenth Trading Day after the Ex-Date for such distribution (or, if such shares of capital stock or equity interests are listed on a U.S. national or regional securities exchange, the average of the Closing Prices of such securities for the 10 consecutive Trading Day period ending on such fifteenth Trading Day), and

2.	the denominator of which is the Current Market Price.

Any adjustment made pursuant to this clause (iv) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of Common Stock entitled to receive such distribution. In the event that such distribution described in this clause (iv) is not so made, each Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to such Fixed Conversion Rate that would then be in effect if such distribution had not been declared. If an adjustment to each Fixed Conversion Rate is required under this clause (iv) during any conversion period in respect of shares of Series 2008-1 Preferred Stock that have been tendered for conversion, delivery of the shares of Common Stock issuable upon conversion will be delayed to the extent necessary in order to complete the calculations provided for in this clause (iv).

(v) Cash Distributions.  If Fannie Mae distributes cash to all or substantially all holders of Common Stock, excluding (1) any cash dividend on Common Stock to the extent that the aggregate cash dividend per share of Common Stock does not exceed $0.25 in any fiscal quarter (the “Dividend Threshold Amount”), (2) any cash that is distributed in a Reorganization Event to which Section 7(e) applies, (3) any dividend or distribution in connection with the liquidation, dissolution or winding up of Fannie Mae or (4) any consideration payable as part of a tender or exchange offer by Fannie Mae or any subsidiary of Fannie Mae), each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Stock entitled to receive such distribution will be multiplied by a fraction:

(A) the numerator of which is the Current Market Price, and

(B) the denominator of which is the Current Market Price minus the amount per share of such dividend or distribution determined in accordance with the following paragraph.

If an adjustment is required to be made as set forth in this clause (v) as a result of a distribution (1) that is a regularly scheduled quarterly dividend, the amount per share of such dividend or distribution for purposes of the denominator above will be deemed to be the amount by which such dividend exceeds the applicable Dividend Threshold Amount or (2) that is not a regularly scheduled quarterly dividend, the amount per share of such dividend or distribution for purposes of the denominator above will be deemed to be the full amount of such distribution.

The Dividend Threshold Amount is subject to adjustment on an inversely proportional basis whenever Fixed Conversion Rates are adjusted; provided that no adjustment will be made to the Dividend Threshold Amount for adjustments made to each Fixed Conversion Rate pursuant to this clause (v).

Any adjustment made pursuant to this clause (v) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of Common Stock entitled to receive such distribution. In the event that any distribution described in this clause (v) is not so made, each Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to such Fixed Conversion Rate which would then be in effect if such distribution had not been declared.

(vi) Self Tender Offers and Exchange Offers. If Fannie Mae or any subsidiary of Fannie Mae successfully completes a tender or exchange offer for Common Stock (excluding any securities convertible or exchangeable for Common Stock), where the cash and the value of any other consideration included in the payment per share of Common Stock exceeds the Current Market Price, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the “Expiration Date”) will be multiplied by a fraction:

(A) the numerator of which shall be equal to the sum of:

a. the aggregate cash and Fair Market Value on the Expiration Date of any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the Expiration Date; and

b. the product of the Current Market Price and the number of shares of Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “ Expiration Time”) on the Expiration Date; and

(B) the denominator of which shall be equal to the product of:

1.	the Current Market Price; and

2.	the number of shares of Common Stock outstanding immediately prior to the Expiration Time on the Expiration Date.

Any adjustment made pursuant to this clause (vi) shall become effective immediately after 5:00 p.m., New York City time, on the Expiration Date. In the event that the Company or one of its subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each Fixed Conversion Rate shall be readjusted to be such Fixed Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (vi) to any tender offer or exchange offer would result in a decrease in each Fixed Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this clause (vi). If an adjustment to each Fixed Conversion Rate is required pursuant to this clause (vi) during any conversion period in respect of shares of Series 2008-1 Preferred Stock that have been tendered for conversion, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (vi).

(vii) In cases where the Fair Market Value of assets (including cash), debt securities or certain rights, warrants or options to purchase securities of Fannie Mae as to which Section 7(a)(iv)(A) and Section 7(a)(v) apply, applicable to one share of Common Stock, distributed to stockholders equals or exceeds the average of the Closing Prices of the Common Stock over the five consecutive Trading Day period ending on the Trading Day before the Ex-Date for such distribution, rather than being entitled to an adjustment in each Fixed Conversion Rate, Holders of Series 2008-1 Preferred Stock shall be entitled to receive upon conversion, in addition to a number of shares of Common Stock equal to the applicable conversion rate in effect on the applicable Conversion Date, the kind and amount of assets (including cash), debt securities or rights, warrants or options comprising the distribution that such Holder would have received if such Holder had converted its shares of Series 2008-1 Preferred Stock immediately prior to the record date for determining the holders of Common Stock entitled to receive the distribution calculated by multiplying the kind and amount of assets (including cash), debt securities or rights, warrants or options comprising the distribution distributed in respect of each share of our Common Stock by the number of shares of Common Stock equal to the Minimum Conversion Rate in effect on the applicable Conversion Date.

(viii) Rights Plans. To the extent that Fannie Mae has a rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any Series 2008-1 Preferred Stock, Holders shall receive, in addition to the Common Stock, the rights under such rights plan, unless, prior to such Conversion Date, the rights have separated from the Common Stock, in which case each Fixed Conversion Rate shall be adjusted at the time of separation of such rights as if Fannie Mae made a distribution to all holders of the Common Stock as described in Section 7(a)(iv), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b) Adjustment for Tax Reasons.  Fannie Mae may make such increases in each Fixed Conversion Rate, in addition to any other increases required by this Section 7, as the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of Fannie Mae’s shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reasons; provided that the same proportionate adjustment must be made to each Fixed Conversion Rate.

(c) Calculation of Adjustments; Adjustments to Threshold Appreciation Price and Reference Price.

(i) All adjustments to each Fixed Conversion Rate shall be calculated to the nearest 1/10,000th of a share of Common Stock. Prior to the Mandatory Conversion Date, no adjustment in a Fixed Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, that any adjustments which by reason of this Section 7(c) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, however that with respect to adjustments to be made to the Fixed Conversion Rates in connection with cash dividends paid by Fannie Mae, the Fixed Conversion Rates shall be adjusted regardless of whether such aggregate adjustments amount to one percent or more of the Fixed Conversion Rates no later than March 15 of each calendar year provided, further that on the earlier of the Mandatory Conversion Date or the Effective Date of a Cash Acquisition, adjustments to each Fixed Conversion Rate shall be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(ii) If an adjustment is made to the Fixed Conversion Rates pursuant to Sections 7(a)(i), 7(a)(ii), 7(a)(iii), 7(a)(iv), 7(a)(v), 7(a)(vi) or 7(b), an inversely proportional adjustment shall also be made to the Threshold Appreciation Price and the Reference Price solely for purposes of determining which of clauses (i), (ii) and (iii) of Section 4B(b) shall apply on the Mandatory Conversion Date. Such adjustment shall be made by dividing each of the Threshold Appreciation Price and the Reference Price by a fraction, the numerator of which shall be either Fixed Conversion Rate immediately after such adjustment pursuant to Sections 7(a)(i), 7(a)(ii), 7(a)(iii), 7(a)(iv), 7(a)(v), 7(a)(vi) or 7(b) and the denominator of which shall be such Fixed Conversion Rate immediately before such adjustment; provided, that if such adjustment to the Fixed Conversion Rates is required to be made pursuant to the occurrence of any of the events contemplated by Sections 7(a)(i), 7(a)(ii), 7(a)(iii), 7(a)(iv), 7(a)(v), 7(a)(vi) or 7(b) during the period taken into consideration for determining the Applicable Market Value, appropriate and customary adjustments shall be made to the

Fixed Conversion Rates. Fannie Mae shall make appropriate adjustments to the Closing Prices prior to the relevant Ex-Date used to calculate the Applicable Market Value to account for any adjustments to the Reference Price, the Threshold Appreciation Price and the Fixed Conversion Rates that become effective during the period in which the Applicable Market Value is being calculated. If:

(A) the record date for a dividend or distribution on Common Stock occurs after the end of the 20 consecutive Trading Day period used for calculating the Applicable Market Value and before the Mandatory Conversion Date, and

(B) such dividend or distribution would have resulted in an adjustment of the number of shares issuable to the Holders of Series 2008-1 Preferred Stock had such record date occurred on or before the last Trading Day of such 20 consecutive Trading Day period, then Fannie Mae shall deem the Holders of Series 2008-1 Preferred Stock to be holders of record of Common Stock for purposes of that dividend or distribution. In this case, the Holders of the Series 2008-1 Preferred Stock would receive the dividend or distribution on Common Stock together with the number of shares of Common Stock issuable upon the Mandatory Conversion Date.

(iii) If an adjustment is made to the Minimum Conversion Rate pursuant to Sections 7(a)(i), 7(a)(ii), 7(a)(iii), 7(a)(iv), 7(a)(v), 7(a)(vi) or 7(b), a proportional adjustment shall be made to each Stock Price column heading set forth in the table included in the definition of “Cash Acquisition Conversion Rate.” Such adjustment shall be made by multiplying each Stock Price included in such table by a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to such adjustment and the denominator of which is the Minimum Conversion Rate immediately after such adjustment.

(iv) No adjustment to the conversion rate need be made if holders of Series 2008-1 Preferred Stock may participate in the transaction that would otherwise give rise to such adjustment, so long as the distributed assets or securities the holders of Series 2008-1 Preferred Stock would receive upon conversion of the Series 2008-1 Preferred Stock — if such assets or securities are convertible, exchangeable, or exercisable — are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of the Series 2008-1 Preferred Stock. In addition, the applicable Conversion Rate shall not be adjusted:

(A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on Fannie Mae’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(B) upon the issuance of any shares of Common Stock or rights or warrants or options to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by Fannie Mae or any of its subsidiaries;

(C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date; and

(D) for a change in the par value or no par value of the Common Stock.

(d) Notice of Adjustment.  Whenever the Fixed Conversion Rates are to be adjusted, Fannie Mae shall:

(i) compute such adjusted Fixed Conversion Rates and Cash Acquisition Conversion Rates, and prepare and transmit to the transfer agent an Officer’s Certificate setting forth such adjusted Fixed Conversion Rates and Cash Acquisition Conversion Rates, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based;

(ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Fixed Conversion Rates (or if Fannie Mae is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of Series 2008-1 Preferred Stock of the occurrence of such event; and

(iii) as soon as practicable following the determination of such adjusted Fixed Conversion Rates and Cash Acquisition Conversion Rates, provide, or cause to be provided, to the Holders of Series 2008-1 Preferred Stock a statement setting forth in reasonable detail the method by which the adjustment to such Fixed Conversion Rates and Cash Acquisition Conversion Rates was determined and setting forth such adjusted Fixed Conversion Rates and Cash Acquisition Conversion Rates.

(e) Reorganization Events.  In the event of:

(i) any consolidation or merger of Fannie Mae with or into another Person (other than a merger or consolidation in which Fannie Mae is the continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of Fannie Mae or another Person);

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of Fannie Mae in a transaction pursuant to which shares of our Common Stock outstanding immediately prior to such transaction are exchanged for cash, securities or other property;

(iii) any reclassification of Common Stock into securities including securities other than Common Stock; or

(iv) any statutory exchange of securities of Fannie Mae with another Person (other than in connection with a merger or acquisition),

(each, a “Reorganization Event”), each share of Series 2008-1 Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders of Series 2008-1 Preferred Stock, become convertible into the kind of securities, cash and other property (the “Exchange Property”) that such Holder would have been entitled to receive if such Holder had converted its Series 2008-1 Preferred Stock into Common Stock immediately prior to such Reorganization Event. For purposes of the foregoing, the type and amount of consideration that a Holder of Series 2008-1 Preferred Stock would have been entitled to receive as a holder of Common Stock in the case of any Reorganization Event that causes the Common Stock to be converted into the right to receive more than a single type of consideration determined based in part upon any form of shareholder election will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election. In such event, on the applicable Conversion Date, the applicable conversion rate then in effect will be applied to the amount and value of securities, cash or property a holder of one share of Common Stock would have received in such transaction. The applicable Conversion Rate shall be determined based upon the Applicable Market Value of the Exchange Property.

For purposes of this Section 7(e), “Applicable Market Value” shall be deemed to refer to the Applicable Market Value of the Exchange Property and such value shall be determined (A) with respect to any publicly traded securities that compose all or part of the Exchange Property, based on the Closing Price of such securities, (B) in the case of any cash that composes all or part of the Exchange Property, based on the amount of such cash and (C) in the case of any other property that composes all or part of the Exchange Property, based on the value of such property, as determined by a nationally recognized independent investment banking firm retained by Fannie Mae for this purpose. For purposes of this Section 7(e), the term “Closing Price” shall be deemed to refer to the closing sale price, last quoted bid price or mid-point of the last bid and ask prices, as the case may be, of any publicly traded securities that comprise all or part of the Exchange Property. For purposes of this Section 7(e), references to Common Stock in the definition of “Trading Day” shall be replaced by references to any publicly traded securities that comprise all or part of the Exchange Property.

The above provisions of this Section 7(e) shall similarly apply to successive Reorganization Events and the provisions of Section 7 shall apply to any shares of capital stock of Fannie Mae (or any successor) received by the holders of Common Stock in any such Reorganization Event.

Fannie Mae (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 7(e).

8.	No Pre-Emptive Rights.

No Holder of Series 2008-1 Preferred Stock shall be entitled as a matter of right to subscribe for or purchase, or have any pre-emptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, or any other shares, rights, options or other securities of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

9.	Voting Rights; Amendments.

(a) Except as provided below, the Holders of Series 2008-1 Preferred Stock will not be entitled to any voting rights, either general or special.

(b) Without the consent of the Holders of Series 2008-1 Preferred Stock, Fannie Mae will have the right to amend, alter, supplement or repeal any terms of this Certificate or the Series 2008-1 Preferred Stock (1) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designation that may be defective or inconsistent with any other provision herein or (2) to make any other provision with respect to matters or questions arising with respect to the Series 2008-1 Preferred Stock that is not inconsistent with the provisions of this Certificate of Designation so long as such action does not materially and adversely affect the interests of the Holders of Series 2008-1 Preferred Stock; provided, however, that any increase in the amount of authorized or issued Series 2008-1 Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of any other class or series of stock of Fannie Mae, whether ranking prior to, on a parity with or junior to the Series 2008-1 Preferred Stock, as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae, or otherwise, will not be deemed to materially and adversely affect the interests of the Holders of Series 2008-1 Preferred Stock.

(c) Except as set forth in paragraph (c) of this Section 9, the terms of this Certificate or the Series 2008-1 Preferred Stock may be amended, altered, supplemented, or repealed only with the consent of the Holders of at least two-thirds of the shares of Series 2008-1 Preferred Stock then outstanding, given in person or by proxy, either in writing or at a meeting of stockholders at which the Holders of Series 2008-1 Preferred Stock shall vote separately as a class. On matters requiring their consent, Holders of Series 2008-1 Preferred Stock will be entitled to one vote per share.

(d) The rules and procedures for calling and conducting any meeting of Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents, and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules that the Board of Directors of Fannie Mae, or a duly authorized committee thereof, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of any national securities exchange on which the Series 2008-1 Preferred Stock are listed at the time.

10.	Additional Classes or Series of Stock.

The Board of Directors of Fannie Mae, or a duly authorized committee thereof, without the consent of the Holders of the Series 2008-1 Preferred Stock, shall have the right at any time in the future to authorize, create and issue, by resolution or resolutions, one or more additional classes or series of stock of Fannie Mae, and to determine and fix the distinguishing characteristics and the relative rights, preferences, privileges and other terms of the shares thereof. Any such class or series of stock may rank prior to, on a parity with or junior to the Series 2008-1 Preferred Stock as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae, or otherwise.

11.	Priority.

For purposes of this Certificate of Designation, any stock of any class or series of Fannie Mae shall be deemed to rank:

(a) Prior to the shares of Series 2008-1 Preferred Stock, either as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of Fannie Mae, as the case may be, in preference or priority to the Holders of shares of Series 2008-1 Preferred Stock.

(b) On a parity with shares of Series 2008-1 Preferred Stock, either as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae, whether or not the dividend rates or amounts, dividend payment dates or redemption or liquidation prices per share, if any, be different from those of the Series 2008-1 Preferred Stock, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of Fannie Mae, as the case may be, in proportion to their respective dividend rates or amounts or liquidation prices, without preference or priority, one over the other, as between the holders of such class or series and the Holders of shares of Series 2008-1 Preferred Stock.

(c) Junior to shares of Series 2008-1 Preferred Stock, either as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae, if such class shall be Common Stock of Fannie Mae or if the Holders of shares of Series 2008-1 Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of Fannie Mae, as the case may be, in preference or priority over the holders of such class or series.

(d) The shares of Preferred Stock of Fannie Mae designated “5.25% Non-Cumulative Preferred Stock, Series D” (the “Series D Preferred Stock”), “5.10% Non-Cumulative Preferred Stock, Series E” (the “Series E Preferred Stock”), “Variable Rate Non-Cumulative Preferred Stock, Series F” (the “Series F Preferred Stock”), “Variable Rate Non-Cumulative Preferred Stock, Series G” (the “Series G Preferred Stock”), “5.81% Non-Cumulative Preferred Stock, Series H” (the “Series H Preferred Stock”), “5.375% Non-Cumulative Preferred Stock, Series I” (the “Series I Preferred Stock”), “5.125% Non-Cumulative Preferred Stock, Series L” (the “Series L Preferred Stock”), 4.75% Non-Cumulative Preferred Stock, Series M (“the Series M Preferred Stock”), “5.50% Non-Cumulative Preferred Stock, Series N” (the “Series N Preferred Stock”), “Non-Cumulative Preferred Stock, Series O” (the “Series O Preferred Stock”), “Non-Cumulative Convertible Series 2004-1 Preferred Stock” (the “Series 2004-1 Preferred Stock”), “Variable Rate Non-Cumulative Preferred Stock, Series P” (the “Series P Preferred Stock”), “6.75% Non-Cumulative Preferred Stock, Series Q” (the “Series Q Preferred Stock”), “7.625% Non-Cumulative Preferred Stock, Series R” (the “Series R Preferred Stock”) and Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series S” (the “Series S Preferred Stock”) shall be deemed to rank on a parity with shares of Series 2008-1 Preferred Stock as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae. Accordingly, the holders of record of Series D Preferred Stock, the holders of record of Series E Preferred Stock, the holders of record of Series F Preferred Stock, the holders of record of Series G Preferred Stock, the holders of record of Series H Preferred Stock, the holders of record of Series I Preferred Stock, the holders of record of Series L Preferred Stock, the holders of record of Series M Preferred Stock, the holders of record of Series N Preferred Stock, the holders of record of Series O Preferred Stock, the holders of record of Series 2004-1 Preferred Stock, the holders of record of Series P Preferred Stock, the holders of record of Series Q Preferred Stock, the holders of record of Series R Preferred Stock, the holders of record of Series S Preferred Stock and the Holders of the Series 2008-1 Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon dissolution, liquidation or winding up of Fannie Mae, as the case may be, in proportion to their respective dividend rates or amounts or liquidation prices, without preference or priority, one over the other.

12.	Transfer Agent, Dividend Disbursing Agent and Registrar.

Fannie Mae hereby appoints Computershare Trust Company, N.A., as its initial transfer agent, dividend disbursing agent, conversion agent and registrar for the Series 2008-1 Preferred Stock. Fannie Mae may at any time designate an additional or substitute transfer agent, dividend disbursing agent and registrar for the Series 2008-1 Preferred Stock.

13.	Notices.

Any notice provided or permitted by this Certificate of Designation to be made upon, or given or furnished to, the Holders of Series 2008-1 Preferred Stock by Fannie Mae shall be made by first-class mail, postage prepaid, to the addresses of such Holders as they appear on the books and records of Fannie Mae or by other electronic means to designated accounts of such Holders. Such notice shall be deemed to have been sufficiently made upon deposit thereof in the United States mail or electronic transmission to a designated account of the Holder. Notwithstanding anything to the contrary contained herein, in the case of the suspension of regular mail service or by reason of any other cause it shall be impracticable, in Fannie Mae’s judgment, to give notice by mail, or if Fannie Mae has reason to believe other notification means would be ineffective, then such notification may be made, in Fannie Mae’s discretion, by publication in a newspaper of general circulation in The City of New York or by hand delivery to the addresses of Holders as they appear on the books and records of Fannie Mae.

Receipt and acceptance of a share or shares of the Series 2008-1 Preferred Stock by or on behalf of a Holder shall constitute the unconditional acceptance by such Holder (and all others having beneficial ownership of such share or shares) of all of the terms and provisions of this Certificate of Designation. No signature or other further manifestation of assent to the terms and provisions of this Certificate of Designation shall be necessary for its operation or effect as between Fannie Mae and the Holder (and all such others).